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Exhibit 2.10

SOLICITING DEALER GROUP AGREEMENT

March 13, 2006

TO: ALL MEMBERS OF
THE INVESTMENT DEALERS ASSOCIATION OF CANADA
AND ALL RECOGNIZED STOCK EXCHANGES IN CANADA

Dear Members:

TERMS AND CONDITIONS FOR SOLICITATION OF ALL OUTSTANDING COMMON SHARES OF VFC INC.

        The Toronto-Dominion Bank (the "Offeror") is offering to purchase, upon the terms and subject to the conditions set forth in the offer and circular of the Offeror (the "Offer and Circular") dated March 13, 2006, all of the issued and outstanding common shares (the "Common Shares") of VFC Inc. ("VFC"), including any Common Shares that may become issued and outstanding after the date of the Offer upon the exercise of any existing options, warrants or other rights to purchase Common Shares, on the basis of, for each Common Share, (a) C$19.50 in cash; or (b) C$0.05 in cash and a number of common shares of the Offeror (the "TD Shares") equal to the quotient obtained by dividing C$19.45 by the volume weighted average trading price of the TD Shares on the Toronto Stock Exchange (the "TSX") over the five business days ending one business day before the Expiry Time (as hereinafter defined); or (c) any combination of the foregoing. Capitalized terms not otherwise defined herein have the meaning ascribed thereto in the Offer and Circular.

        The Offer will be open for acceptance until 9:00 p.m., Toronto time, on April 18, 2006, unless the Offer is extended or withdrawn by the Offeror (the "Expiry Time").

        The Offeror has the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer unless all of the conditions described in Section 4 of the Offer, "Conditions of the Offer", are satisfied or waived by the Offeror at or prior to the Expiry Time. Those conditions include there having been validly deposited under the Offer and not withdrawn, at the Expiry Time, a number of Common Shares which, together with Common Shares held by the Offeror and its affiliates, constitutes at least 66 2/3% of the outstanding Common Shares (on a Fully-diluted Basis (as such term is defined in the Offer and Circular)). Each of the conditions to the Offer is set forth in Section 4 of the Offer, "Conditions of the Offer".

Soliciting Dealer Group

        The Offeror has engaged TD Securities Inc. ("TD Securities") and TD Securities (USA) LLC as dealer managers ("Dealer Managers") to assist the Offeror in connection with solicitation of acceptances of the Offer. The Offeror has authorized TD Securities to form and manage the soliciting dealer group (the "Soliciting Dealer Group") comprised of members of the Investment Dealers Association of Canada and members of the stock exchanges in Canada, including TD Securities. Each member of the Soliciting Dealer Group, including TD Securities, is referred to herein as a "Soliciting Dealer". Therefore, we hereby invite you to solicit acceptances of the Offer from holders of Common Shares resident in Canada. By your acceptance of this invitation, you hereby agree to the terms and conditions of the solicitation by the Offeror, which apply to all members of the Soliciting Dealer Group and are as follows:

1.
Each member of the Soliciting Dealer Group acknowledges that the confidential information memorandum (the "Confidential Information Memorandum") provided by TD Securities is for internal use only and is by no means to be sent to clients or forwarded outside of the member's organization.

2.	(a)	The Offeror agrees to pay a solicitation fee of $0.10 for each Common Share deposited or tendered to the Offer, payable to the member of the Soliciting Dealer Group whose name appears on the Letter of Acceptance and Transmittal so executed, provided that the solicitation fee in respect of any single beneficial owner of Common Shares shall not be less than $85 and shall not be more than $1,500 and that where the Common Shares deposited and registered in a single name are beneficially owned by more than one person, the $85 minimum and $1,500 maximum amounts will be applied separately in respect of each such beneficial owner, provided that no fee will be payable in respect of any Common Shares deposited from a beneficial holder of fewer than 200 Common Shares. The Offeror will require a member of the Soliciting Dealer Group to furnish evidence of such beneficial ownership satisfactory to the Offeror at the time of deposit. The Offeror will not be required to pay a solicitation fee (i) to more than one member of the Soliciting Dealer Group in respect of any beneficial owner of Common Shares or (ii) to any member of the Soliciting Dealer Group in respect of any Common Shares deposited by holders pursuant to the lock-up agreements dated February 15, 2006 between the Offeror and certain securityholders of VFC (being the "Sellers" as defined in the Offer and Circular). Each member of the Soliciting Dealer Group will be paid on account of such fees as soon as practicable after Common Shares are taken up and paid for under the Offer. No solicitation fees will be payable if the Offer is not completed or in respect of Common Shares which, for any reason, are not taken up and paid for under the Offer.
  (b)
  In the case of Common Shares registered in the name of Canadian Depositary for Securities Limited ("CDS"), any similar agency or in the Soliciting Dealer's name, each participating Soliciting Dealer will submit to CIBC Mellon Trust Company, in its capacity as depositary under the Offer, a Letter of Acceptance and Transmittal for all Common Shares tendered. Each participating Soliciting Dealer will attach a calculated printout to the Letter of Acceptance and Transmittal showing the number of Common Shares deposited by each client of the Soliciting Dealer whose Common Shares are registered in the name of CDS, any similar agency or such Soliciting Dealer.

3.
No expenses will be charged to the members of the Soliciting Dealer Group, or by the members of the Soliciting Dealer Group. Each member of the Soliciting Dealer Group shall be responsible for its own expenses.

4.
It is proposed that registered representatives of the Soliciting Dealer Group, in conducting their solicitation, will use their reasonable best efforts in accordance with customary practice to request holders of Common Shares to: (i) deposit Common Shares held by them to the Offer; (ii) date and sign the Letter of Acceptance and Transmittal in the appropriate space; (iii) obtain guarantee of signature, if required; (iv) comply with any other requirements set forth in the Letter of Acceptance and Transmittal; (v) write the Soliciting Dealer Group member's name and the registered representative's name in the space provided on the Letter of Acceptance and Transmittal; and (vi) deliver the Letter of Acceptance and Transmittal and certificates representing Common Shares by hand or mail to the address of CIBC Mellon Trust Company listed in the Letter of Acceptance and Transmittal; to be received not later than 9:00 p.m. (Toronto time), on April 18, 2006. Alternatively, holders of Common Shares may follow the procedures for guaranteed delivery set forth in the Offer and Circular and the accompanying Notice of Guaranteed Delivery.

5.
Each member of the Soliciting Dealer Group shall comply with applicable laws (including, without limitation, securities laws).

6.
Each member of the Soliciting Dealer Group agrees not to solicit or facilitate acceptance of the Offer from, or otherwise communicate in respect of the Offer with, any person resident in the United States. In addition, each member of the Soliciting Dealer Group shall not solicit or facilitate acceptance of the Offer or otherwise communicate in respect of the Offer in any jurisdiction where, or from any person in respect of which, the Offer is expressed to be excluded or not made.

7.
Each member of the Soliciting Dealer Group agrees that it shall not make any representation or statement concerning or pertaining to VFC, the Offeror or the Offer, other than the statements contained in the Offer and Circular dated March 13, 2006. No member of the Soliciting Dealer Group is authorized to act as agent for VFC, the Offeror or the Dealer Managers.

8.
Each member of the Soliciting Dealer Group agrees that it shall instruct its employees, agents and contractors to immediately cease using or distributing the Confidential Information Memorandum upon notification by TD Securities of the receipt of such request in writing from the Offeror.

9.
Each member of the Soliciting Dealer Group acknowledges and agrees that TD Securities holds the benefit of the representations, warranties and covenants of the Soliciting Dealer in trust for the Offeror and that such may be enforced by, and may be the subject of claims made by the Offeror directly. The Offeror will be entitled to act on any notice, request, direction, consent, waiver, extension or other communication given or agreement entered into, by TD Securities on behalf of the members of the Soliciting Dealer Group with respect to the services provided hereunder and the Offer.

10.
None of the Dealer Managers or the Offeror shall be liable or responsible for any actual or alleged breach of a representation, warranty or covenant or any other actual or alleged act or omission of any Soliciting Dealer.

11.
Each member of the Soliciting Dealer Group acknowledges and agrees that TD Securities, in its capacity as financial advisor to the Offeror, may receive certain fees upon completion of the Offer in addition to fees payable to it as a Soliciting Dealer.

        Included herein is a package of material pertaining to the Offer. Any member who agrees to participate in the solicitation on the above terms may obtain additional packages of material which have been mailed to all registered holders of Common Shares from TD Securities.

        As confirmation of your acceptance of the foregoing terms and conditions and your agreement to adhere thereto, please sign below and return one copy of this letter immediately to TD Securities Inc., 222 Bay Street, Floor 7A, Ernst & Young Tower, Toronto, Ontario, M5K 1A2, Facsimile # (416) 982-4410, Attention: Tammy Wong.

        Soliciting Dealers will not be paid until this form has been signed and returned.

Yours very truly,

TD SECURITIES INC.
By:
Michael Faralla Managing Director, Equity Capital Markets

        We hereby accept your invitation to solicit Letters of Acceptance and Transmittal from holders of Common Shares of VFC and agree to the terms of this letter. We hereby acknowledge receipt of the package of materials pertaining to the Offer.

Name of Firm:

Per:

Name:

Title:

Date:

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